Exhibit 99.1

NATURAL ALTERNATIVES INTERNATIONAL, INC. SETTLES PATENT INFRINGEMENT CLAIMS AGAINST WOODBOLT

SAN MARCOS, Calif., March 21, 2016 -- Natural Alternatives International, Inc. ("NAI") (NASDAQ: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements and the supplier of CarnoSyn® beta-alanine, announced today that it has settled the patent litigation pending in U.S. District Court for the Southern District of Texas between NAI and Woodbolt Distribution, LLC over NAI’s beta-alanine patents. NAI has granted Woodbolt a license to the beta-alanine patents at issue in the litigation and others in its patent portfolio. Other settlement terms were confidential.

NAI owns a robust portfolio of patents in the United States and foreign countries related to beta-alanine. In numerous scientific studies, CarnoSyn® beta-alanine, when used as a dietary supplement, has been proven to delay the onset of fatigue in muscle cells, thereby reducing muscle fatigue and soreness and improving athletic performance.

Mark A. LeDoux, NAI's CEO and Chairman of the Board, said that, "We are pleased to have Woodbolt as a licensee of CarnoSyn given their substantial footprint in the marketplace. We look forward to working together with all our licensees to continue growing this remarkable brand. Now that the litigation has ceased amicably and a license agreement executed, we can turn our attention to expansion of the patent estate in scope, content and geography as we seek to enrich the world with the best of nutrition."

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. NAI's comprehensive partnership approach offers a wide range of innovative nutritional products and services to NAI's clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see its website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of applicable securities laws that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to our future financial and operating results, the outcome of pending litigation, the continued validity of our patents, and our ability to successfully develop, license and enforce our intellectual property rights. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI's financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.